Exhibit 99.1

NYSE: WMB

Date: May 22, 2008
Transco Completes Private Debt Issuance
     TULSA, Okla. — Transcontinental Gas Pipe Line Corp., a wholly owned subsidiary of Williams (NYSE: WMB), announced that it has closed its $250 million private offering of senior notes due 2018. The notes were priced with a 6.05 percent coupon and at 99.733 percent to par, with a yield to investors of 6.085 percent.
     Transco intends to use $175 million of the net proceeds from the offering to repay revolving credit agreement indebtedness incurred during 2008, which was used to repay maturing long-term notes. It will use the remainder for general corporate purposes, including the funding of capital expenditures.
     The notes were sold to certain institutional investors and have not been registered under the Securities Act of 1933. They may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332 Richard George Williams (investor relations) (918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.